PREMIER POWER RENEWABLE ENERGY, INC.

4961 Windplay Drive, Suite 100

El Dorado Hills, CA 95762

October 15, 2011

Tommy Ross

Re:	Director Agreement

Dear Tommy:

Premier Power Renewable Energy, Inc., a Delaware corporation (the “Company”), is pleased to offer you a renewal agreement for your director position on our Board of Directors (the “Board”). We look forward to your continued success in this role.

Should you choose to accept this renewal as a member of the Board by signing the letter, this letter shall constitute an agreement (“Agreement”) between you and the Company and contains all the terms and conditions relating to the services you are to provide.

1. Term. This Agreement shall be for the ensuing year, effective as of the date of this Agreement. Your term as director shall continue subject to the provisions in Section 8 below or until your successor is duly elected and qualified. The position shall be up for re-election each year at the annual stockholders’ meeting and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render services as a member of the Board (“Board Service”). You shall be required to attend, at minimum, 3 meetings of the Board in person (“In-Person Meetings”) and, at minimum, 1 meeting of the Board by telephone (“Telephonic Meetings”). As you have been determined by the Board to be an independent director as defined by Nasdaq Marketplace Rules, you shall also be required to attend at least one (1) meeting with the other independent directors without the presence of the Company’s officers and non-independent directors. The services described in this Section 2 shall hereinafter be referred to as your “Duties.”

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4. Compensation.

4.1. Cash for Meetings. You shall receive cash compensation of $2,500 for each In-Person Meeting and Telephonic Meeting that you attend. You shall be reimbursed for reasonable expenses incurred by you in connection with the performance of your Duties (including travel expenses for In-Person Meetings). A Board meeting attended telephonically for which you are owed cash compensation shall be considered a Telephonic Meeting if it is a meeting, at the Company’s sole discretion, to be of substantive significance and not incidental to your role on the Board.

4.2. Monthly Cash Fee. You shall receive cash compensation of $1,000, pro rata, for each month of your Board Service.

4.3. Stock. You have previously received an aggregate 33,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), for your first and second years’ of service as a director. On March 18, 2012, the third anniversary of your membership on the Board, you will be entitled to receive 17,000 shares of Common Stock. The Company shall use its best efforts to issue shares of its Common Stock pursuant to this Section 4.3 in a timely manner. The Common Stock issued pursuant to this Section 4.3 shall be issued as grants pursuant to the Company’s 2008 Equity Incentive Plan.

5.  D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under an officers and directors insurance policy with coverage not less than $5,000,000.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

7.1. Definition. For purposes of this Agreement, the term “Confidential Information” means:

a. Any information which the Company possesses that has been created, discovered, or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

b. Any information which is related to the business of the Company and is generally not known by non-Company personnel.

c. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements.

7.2. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

a. Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

d. Information that is disclosed to an order or requirement of a court, government administrative agency, or other governmental body.

7.3. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines, or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this Agreement, or upon your termination or Resignation, as defined in Section 8 herein.

7.4. No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement.

8.  Termination and Resignation. Your membership on the Company’s Board may be terminated for any or no reason at a meeting called expressly for that purpose by a vote of the stockholders holding at least fifty percent (50%) of the shares of the Company’s issued and outstanding shares entitled to vote. Your membership on the Company’s Board may also be terminated for cause by a majority of the Board. You may also terminate your membership on the Board for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon its acceptance by the Board, provided, however, that if the Board has not acted on such written notice within ten days from its date of delivery, then your Resignation shall upon the tenth day be deemed accepted by the Board. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company's obligations to pay you any cash compensation (or equivalent value in Company common stock shares) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

9. Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of California applicable to agreements made and to be performed entirely in the State of California.

10. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

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This Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

PREMIER POWER RENEWABLE ENERGY, INC.

By: /s/ Dean Marks
Dean Marks
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Tommy Ross

Tommy Ross